Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated February 22, 2018, relating to the consolidated financial statements of Oncor Electric Delivery Company LLC (the “Company”) (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph relating to the ring-fencing measures implemented by the Company), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas

December 12, 2018